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(HUBBELL LOGO)

                         Date:         May 15, 2006                 NEWS RELEASE

                         For Release:  IMMEDIATELY
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                                                        HUBBELL INCORPORATED
                                                        584 Derby-Milford Road
                                                        P. O. Box 549
                                                        Orange, CT  06477
                                                        203-799-4100

                           Contact:    Thomas R. Conlin

                            HUBBELL AGREES TO ACQUIRE
                          STRONGWELL LENOIR CITY, INC.


ORANGE, CT. (May 15, 2006) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today announced that it has signed a definitive agreement to acquire privately-held Strongwell Lenoir City, Inc. The transaction is expected to be completed in the second quarter. Financial terms were not disclosed. A sister company, Strongwell Corporation, is not part of this transaction and will continue to operate under the current ownership.

Based in Lenoir City, TN, Strongwell Lenoir City Inc. designs and manufactures precast polymer concrete products (used to house underground equipment) such as handholes, enclosures, equipment pads and transformer pads sold to the electric and telephone industries. Products will continue to be sold under the brand names QUAZITE(R), and SPLITT-PAD(R). The company also has a line of surface drain products sold under the brand names POLYCAST(R), POLYVENT(R), and DURAGUARD(R). The company has two manufacturing facilities - Lenoir City, TN and San Jose, CA - and recorded revenue of approximately $70 million in 2005.

Following completion of the transaction, Strongwell Lenoir City, Inc. will join Hubbell's Power Systems Segment (HPS) as Hubbell Lenoir City, Inc. A leading supplier of utility products, HPS manufactures products used for construction, maintenance, and upgrading of the electrical transmission and distribution infrastructure, and telecommunications networks. In addition, HPS includes a business which designs and manufactures foundation piering products to address a variety of civil engineering applications.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2005 revenues of $2.1 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, Brazil, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

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